Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

July 4, 2013

Alaska Air Group Reports June Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported June and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported an 8.1 percent increase in traffic on an 8.6 percent increase in capacity compared to June 2012. This resulted in a 0.5 point decrease in load factor to 87.4 percent. Alaska also reported 87.4 percent of its flights arrived on time in June, compared to the 88.4 percent reported in June 2012.
The following table shows Alaska's operational results for June and year-to-date 2013, compared to the prior-year periods:

	June				Year-to-Date
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	1,793	1,672	7.2%		9,608	9,027	6.4%
Revenue passenger miles RPM (in millions)	2,364	2,187	8.1%		12,901	11,868	8.7%
Available seat miles ASM (in millions)	2,704	2,489	8.6%		14,946	13,705	9.1%
Passenger load factor	87.4%	87.9%	(0.5	) pts	86.3%	86.6%	(0.3	) pts
On-time arrivals as reported to U.S. DOT	87.4%	88.4%	(1.0	) pts	87.7%	87.5%	0.2	pts

-more-

HORIZON AIR
Horizon reported a 4.1 percent increase in June traffic on a 1.6 percent decrease in capacity compared to June 2012. This resulted in a 4.6 point increase in load factor to a June record 83.8 percent. Horizon also reported 89.2 percent of its flights arrived on time in June, compared to the 93.3 percent reported in June 2012.
The following table shows Horizon's operational results for June and year-to-date 2013, compared to the prior-year periods:

	June				Year-to-Date
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	614	583	5.3%		3,449	3,246	6.3%
RPMs (in millions)	189	181	4.1%		1,050	992	5.9%
ASMs (in millions)	225	229	(1.6)%		1,315	1,294	1.6%
Passenger load factor	83.8%	79.2%	4.6	pts	79.9%	76.7%	3.2	pts
On-time arrivals as reported to U.S. DOT	89.2%	93.3%	(4.1	) pts	89.4%	91.1%	(1.7	) pts

AIR GROUP
On a combined basis, Air Group reported a 7.5 percent increase in traffic on a 7.5 percent increase in capacity compared to June 2012. This resulted in flat year-over-year load factor of 87.1 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for June and year-to-date 2013, compared to the prior-year periods:

	June			Year-to-Date
	2013	2012	Change	2013	2012	Change
Revenue passengers (in thousands)	2,457	2,309	6.4%	13,326	12,560	6.1%
RPMs (in millions)	2,596	2,414	7.5%	14,181	13,101	8.2%
ASMs (in millions)	2,980	2,771	7.5%	16,530	15,283	8.2%
Passenger load factor	87.1%	87.1%	—	85.8%	85.7%	0.1	pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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